CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement on Form S-8 of MiningCo.com, Inc. of our reports dated, January 20, 1999, except for Note 2(m), which is as of March 19, 1999, relating to the balance sheets of MiningCo.com, Inc. as of December 31, 1997 and 1998, and the related statements of operations, shareholders deficit and cash flows for the period from June 27, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, and the related financial statement schedule dated March 22, 1999, which reports appear in the Form S-1 (No. 333-69881) of MiningCo.com, Inc. dated March 23, 1999.

                                        /s/ KPMG LLP
                                        KPMG LLP

New York, New York
March 23, 1999